Exhibit 2.12

DATED 26 NOVEMBER 2012

STUDIO CITY FINANCE LIMITED

as Company

DB TRUSTEES (HONG KONG) LIMITED

as Collateral Agent

BANK OF CHINA LIMITED, MACAU BRANCH

as Escrow Agent

and

BANK OF CHINA LIMITED, MACAU BRANCH

as Note Disbursement Agent

PLEDGE OVER ACCOUNTS

AN AGREEMENT made on 26 November 2012 between:

(1)	STUDIO CITY FINANCE LIMITED, a company incorporated in the British Virgin Islands with limited liability (registered number 1673307), with its registered office at Jayla Place, Wickhams Cay I, Road Tow, Tortola, British Virgin Islands (the “Company”), herein represented by Chung, Yuk Man;

(2)	DB TRUSTEES (HONG KONG) LIMITED, with its registered office at Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, as collateral agent for and on behalf of the DB Trustee (Hong Kong) Limited as Trustee (the “Collateral Agent”), herein represented by Bernardo Paiva Morão and Hernâni Rouxinol;

(3)	BANK OF CHINA LIMITED, Macau Branch, with registered office in Macau at Avenida Dr. Mário Soares, n.º 323, Edifício Banco da China, (the “Escrow Agent”) herein represented by Wong, Iao Kun; and

(4)	BANK OF CHINA LIMITED, Macau Branch, with registered office in Macau at Avenida Dr. Mário Soares, n.º 323, Edifício Banco da China, (the “Note Disbursement Agent”) herein represented by Wong, Iao Kun.

WHEREAS:

(A)	On the date of this Agreement the Company has offered US$825 million aggregate principal amount of senior secured notes due 2020 (the “Notes”) pursuant to the Indenture.

(B)	The Indenture requires the net proceeds of the Offering to be deposited in the Escrow Accounts and released in accordance with the terms of the Escrow Agreement and deposited into the Note Proceeds Accounts and the Note Interest Reserve Accounts and be further disbursed in accordance with the Note Disbursement and Account Agreement.

(C)	The Indenture, the Escrow Agreement and the Note Disbursement and Account Agreement require the Accounts to be pledged as security in favour of the Collateral Agent for the benefit of the Trustee and the Noteholders.

NOW, IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined herein, all terms defined in or by reference in the Indenture shall bear the same meaning when used in this Agreement and, in addition:

“Accounts” means:

(a)	the Escrow Accounts;

(b)	the Note Proceeds Accounts;

(c)	the Note Disbursement Accounts;

(d)	the Note Interest Reserve Accounts; and

(e)	the Note Interest Accrual Accounts,

as further detailed in Schedule 3 hereto, all of which are or shall be established with the Escrow Agent and the Note Disbursement Agent, as the case may be, as set forth in the Escrow Agreement and the Note Disbursement and Account Agreement, including, in each case, any replacement, renewal, redesignation or sub-accounts thereof or any such account designated as an Account by the Company;

“Charged Property” means all the assets and undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Collateral Agent pursuant to this Agreement;

“Company’s Macau Counsel” means Manuela António – Lawyers and Notaries, with address at Av. Dr. Mário Soares, no. 25, Edif. Montepio, 1.o andar, comp.13, Macau or any other counsel designated by the Company from time to time;

“Collateral Agent’s Rights” means all rights, powers and remedies of the Collateral Agent provided by this Agreement or by law;

“Deposit” means, in relation to an Account, the credit balance from time to time on such Account and all rights, benefits, accrued interest and proceeds in respect thereof;

“Enforcement Notice” means an enforcement notice given to the Company by the Collateral Agent after the occurrence of an Event of Default which is continuing, in accordance with the terms of the Indenture, pursuant to which the Collateral Agent (as instructed by the Trustee) enforces the Collateral Agent’s Rights in accordance with the terms of this Agreement;

“Escrow Agreement” means the escrow agreement dated 26 November 2012 and made between the Company, the Escrow Agent, the Trustee and the Collateral Agent, as amended, varied, novated and/or supplemented from time to time;

“Indenture” means the indenture dated as of the date of this Agreement and made between the Company, the Subsidiary Guarantors (as defined therein), the Trustee and the Collateral Agent;

“Note Disbursement and Account Agreement” means the notes disbursement and account agreement dated as of the date of this Agreement and made between the Company, Studio City Company Limited (as Borrower), the Collateral Agent, the Trustee and the Note Disbursement Agent, as amended, varied, novated and/or supplemented from time to time;

“Noteholders” means the holders of the Notes from time to time;

“Operative” means a shareholder, officer, employee, controlling person, executive, director, agent, authorized representative or affiliate of the Company, the Borrower or any Subsidiary Guarantor;

“Opinion of Counsel” means an opinion of the Company’s Macau Counsel stating that the pledge over a Designated Account granted pursuant to Sections 3.2 to 3.4 hereof has created a valid and perfected first priority security interest in such Designated Account in favour of the Collateral Agent;

“Secured Obligations” means all Obligations (as defined in the Indenture) at any time due, owing or incurred by the Company with respect to the Notes (including any Additional Notes) and the Indenture;

“Transaction Documents” means the Indenture, the Notes, the Escrow Agreement, the Note Disbursement and Account Agreement and any other documents which, from time to time, shall govern the Notes, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith as in effect on the date it is executed; and

“Trustee” means DB Trustees (Hong Kong) Limited and its successors and assigns.

1.2	Interpretation

In this Agreement:

(a)	the principles of construction and interpretation set out or referred to in the Note Indenture shall apply to the construction and interpretation of this Agreement; and

(b)	any reference to any or all of the Company, the Borrower or any of the Subsidiary Guarantors, the Trustee the Collateral Agent or any Noteholder shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests.

1.3	Non-recourse Liability

Notwithstanding any provision in the Transaction Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under the Transaction Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Transaction Document to which such Operative is a party. The sole recourse of the Trustee for satisfaction of any of the obligations of the Company hereunder and any obligations of the Company and any of the Subsidiary Guarantors under the Transaction Documents shall be against the Company or the Subsidiary Guarantors, and not against any assets or property of any Operative save to the extent such Operative is party to a Transaction Document and is expressed to be liable for such obligation thereunder.

2.	PLEDGE

2.1	The Company hereby pledges the Accounts and the Deposit in each Account in favour of the Collateral Agent by way of first pledge, for the payment and discharge of all of the Secured Obligations.

2.2	Each of the Escrow Agent and the Note Disbursement Agent hereby acknowledges and consents to the pledge over the Accounts created by this Agreement and consents to the pledge in accordance with the terms of this Agreement over any Accounts to be opened or established by the Company in accordance with the Escrow Agreement and the Notes Disbursement and Accounts Agreement.

2.3	Each of the Escrow Agent and the Note Disbursement Agent hereby acknowledges and confirms to the Collateral Agent (for and on behalf of the Trustee and the benefit of the Noteholders) that it has not received notice of any previous pledges, assignments or charges of or over any of the Accounts or the respective Deposits.

2.4	Each of the Escrow Agent and the Note Disbursement Agent hereby further agrees that it is not entitled to, and shall undertake not to, claim or exercise any lien, right of set-off, combination of accounts or other right, remedy or security with regard to:

(a)	moneys standing to the credit of the Accounts or in the course of being credited to such Accounts or any earnings; or

(b)	any securities, deposits, funds or other investments concerned with any of the Accounts, except as provided for in Clause 2.1.

2.5	The Company consents that each of the Escrow Agent and the Note Disbursement Agent shall, at the request of the Collateral Agent, disclose to the Collateral Agent and its appointed representatives the books and records concerning the Accounts and other information and particulars in relation to the Accounts and the Company hereby irrevocably waives any right of confidentiality which may exist in respect of such books, records and other information to the extent necessary to allow disclosure of such books, records and other information to the Collateral Agent and its appointed representatives.

2.6	Neither this Agreement nor the obligations of the Company under this Agreement will be affected by any act, omission, matter or thing which, but for this Clause 2, would reduce, release or prejudice this Agreement or any of the Company’s obligations under this Agreement including (without limitation) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Transaction Document or any security.

3.	PERFECTION OF SECURITY

3.1	The pledge over the Accounts detailed in Schedule 2 of this Agreement is perfected with the execution of this Agreement.

3.2	The pledge over each Account which has not been opened or established by the Company on or prior to the date of this Agreement (a “Designated Account” for the purposes of Clause 3) is a promissory pledge and the Company hereby notifies the Escrow Agent or the Note Disbursement Agent, as the case may be, that such Designated Account shall, as of the date of its opening or establishment, be pledged in favour of the Collateral Agent in accordance with the terms of this Agreement.

3.3	The Company shall, in respect of such Designated Account, give the Escrow Agent or the Note Disbursement Agent, as the case may be, no less than two (2) Business Days notice for the opening or establishment of such Designated Account in substantially the form of Schedule 1 (Form of Notice of Opening of Account and Pledge). The Escrow Agent or the Note Disbursement Agent, as the case may be, shall, on the day such Designated Account is opened or the Business Day immediately following the date of opening or establishment of such Designated Account, acknowledge that such Designated Account is pledged to the Collateral Agent under this Agreement, in substantially the form of Schedule 2 (Form of Acknowledgment of Pledge) with a copy to be provided to the Company on the same date.

3.4	If the Escrow Agent or the Note Disbursement Agent should fail to comply with Clause 3.3, the Collateral Agent may request from the courts in the Macau S.A.R. a judgment for specific performance for the conversion of any such promissory pledge into a definitive pledge.

3.5	In the event that the Company requests the opening or establishment of a Designated Account and does not provide the Escrow Agent or the Note Disbursement Agent, as the case may be, the notice in substantially the form of Schedule 1 (Form of Notice of Opening of Account and Pledge) the Escrow Agent or the Note Disbursement Agent, as the case may be, shall not proceed to open or establish such Designated Account until the Company has provided the notice in substantially the form of Schedule 1 (Form of Notice of Opening of Account and Pledge).

3.6	In addition, the Company shall deliver to the Collateral Agent an Opinion of Counsel ten (10) Business Days after (i) the Escrow Agent or the Note Disbursement Agent, as the case may be, has delivered to the Company and the Company’s Macau Counsel a Form of Acknowledgment of Pledge, as set out in Schedule 2 hereof or (ii) the Collateral Agent has notified the Company and the Company’s Macau Counsel that it has obtained from a Macau SAR court a definitive judgment in respect of the conversion of a promissory pledge into a definitive pledge.

4.	OPERATION OF THE ACCOUNTS

4.1	Prior to the delivery of an Enforcement Notice, the Accounts shall be operated in accordance with the Escrow Agreement and the Note Disbursement and Account Agreement.

4.2	In addition, without prejudice to the Company’s right to, pursuant to the Escrow Agreement and the Note Disbursement and Account Agreement, (i) transfer funds (a) between an Escrow Account and each other account designated as an Escrow Account, (b) between a Notes Proceeds Account and each other account designated as a Note Proceeds Account, (c) between a Note Interest Reserve Account and each other account designated as a Note Interest Reserve Account, and (d) between a Note Interest Accrual Account and each other account designated as a Note Interest Accrual Account; (ii) give instructions in respect of such transfers, (iii) open new Accounts or (iv) otherwise, to the extent so permitted by the Escrow Agreement or the Note Disbursement Account Agreement, open, operate or deal with any Accounts our Accounts balances or require any other person (including the Collateral Agent, the Escrow Agent and the Note Disbursement Agent) to do so,, the Company hereby appoints the Collateral Agent as the sole person authorized to operate and give instructions to the Escrow Agent in respect of the operation (but not closure) of the Escrow Accounts or the Note Disbursement Agent in respect of the operation (but not closure) of the Note Proceeds Accounts, the Note Interest Reserve Accounts and the Note Interest Accrual Accounts, whether currently existing or to be opened or established after the date of this Agreement, in accordance with the Escrow Agreement and the Note Disbursement and Account Agreement until such time as the pledge granted under this Agreement is either enforced in accordance with Clause 8 or released in accordance with Clause 10.4 in respect of each of the Escrow Accounts, the Note Proceeds Accounts, the Note Interest Reserve Accounts or the Note Interest Accrual Accounts.

4.3	The appointment of the Collateral Agent to operate and give instructions to the Escrow Agent or the Note Disbursement Agent, as the case may be, in respect of the operation (but not closure) of the Escrow Accounts, the Note Disbursement Accounts, the Note Interest Reserve Accounts and the Note Interest Accrual Accounts under Clause 4.2, may not be revoked, amended, varied or waived without either the prior written consent of the Collateral Agent or a final conclusive judgement to same effect from a competent court.

5.	FURTHER ASSURANCE

The Company hereby undertakes with the Collateral Agent that at all times during the subsistence of this Agreement, it will do and execute all things and documents as the Collateral Agent shall require it do or execute for the purpose of exercising the Collateral Agent’s Rights and/or enforcing the pledge over the Accounts, provided that any such requirement shall, prior to the delivery of an Enforcement Notice, be reasonable.

6.	COMPANY’S REPRESENTATIONS AND WARRANTIES

6.1	The Company hereby makes the following representations and warranties to the Collateral Agent (for and on behalf of the Trustee and the benefit of the Noteholders) and acknowledges that the Collateral Agent has relied upon those representations and warranties:

(a)	the Charged Property is held in the sole name of the Company;

(b)	save as expressly permitted or contemplated by the Transaction Documents, the Company has not assigned or otherwise disposed or purported to assign or otherwise dispose of any of its right, title or interest in relation to the Charged Property or any part thereof except for the creation of the pledge hereunder;

(c)	this Agreement constitutes an effective first priority pledge over the Accounts which is subject to perfection only with respect to future Accounts as set forth in Clause 3, and the appointment of the Collateral Agent to operate and give instructions to the Escrow Agent or the Note Disbursement Agent, as the case may be, in respect of the operation (but not closure) of the Escrow Accounts, the Note Disbursement Accounts, the Note Interest Reserve Accounts and the Note Interest Accrual Accounts in accordance with the terms of Clause of 4.2 and 4.3 is legally valid and binding;

(d)	the Company is the sole and absolute owner of all of the Charged Property free from any charges or encumbrances (other than as permitted or contemplated by the Transaction Documents);

(e)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable the Company lawfully to enter into, and perform and comply with the obligations expressed to be assumed by it in this Agreement, (ii) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable and (iii) to make this Agreement admissible in evidence in the Macau S.A.R., have been done, fulfilled and performed; and

(f)	under the laws of the Macau S.A.R. in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in the Macau S.A.R. or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than a stamp duty of MOP 20.00 on this Agreement and a stamp duty of MOP 5.00 on any of its counterparts.

6.2	The representations and warranties contained in Clause 6.1 (other than Clause 6.1 (e) and 6.1(f)) shall be deemed to be repeated (by reference to the facts and circumstances then existing) by the Company with respect to future Accounts upon the opening or establishment of such Accounts.

7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative Pledge

The Company undertakes that it will not, at any time during the subsistence of this Agreement, create or permit to subsist any charge or encumbrance (other than as expressly permitted or contemplated by the Transaction Documents) over all or any part of the Charged Property.

7.2	No Disposal of Interests

The Company undertakes that it will not (and will not agree to) at any time during the subsistence of this Agreement, except as expressly permitted under the Transaction Documents, make any assignment, transfer or other disposal of all or any part of the Charged Property.

8.	ENFORCEMENT OF PLEDGE

8.1	Instructions to Escrow Agent and Note Disbursement Agent

After the Collateral Agent shall have given an Enforcement Notice to the Company, the pledge over the Accounts will become immediately enforceable and the Collateral Agent shall be entitled, without any further notice to the Company or prior authorisation from the Company or any court, to enforce all or any part of such pledge, including without limitation:

(a)	give written notice to the Escrow Agent or the Note Disbursement Agent (as the case may be) and the Company instructing the Escrow Agent or the Note Disbursement Agent (as the case may be) not to act on the instructions or requests of the Company in relation to any sums at any such time standing to the credit of any of the Accounts and the Company shall not be entitled to give or make any further such instructions or requests;

(b)	give written notice to the Escrow Agent or the Note Disbursement Agent (as the case may be) (with a copy to the Company) that the Collateral Agent shall be the sole signatory in relation to the Accounts maintained at the Escrow Agent or the Note Disbursement Agent (as the case may be);

(c)	apply the credit balances in the Accounts in or towards repayment of the Secured Obligations in accordance with Clause 9 provided that any amounts so applied in respect of the Secured Obligations shall satisfy pro tanto the obligations in respect of such indebtedness owed to the Trustee and/or the Noteholders to the extent of the amounts so applied;

(d)	generally use amounts standing to the credit of the Accounts at its discretion in order to discharge the obligations of any of the Company and the Subsidiary Guarantors under the Transaction Documents;

(e)	give any other notice or instructions to the Escrow Agent or the Note Disbursement Agent (as the case may be) relating to all or any of the Accounts to be acted upon by the Escrow Agent or the Note Disbursement Agent (as the case may be) without enquiry and without further authority from the Company; and

(f)	exercise all or any of the powers, authorities and discretions conferred by this Agreement or otherwise conferred by law on pledgees.

8.2	In making any disposal of all or any part of the Charged Property or any acquisition in the exercise of its powers, the Collateral Agent may do so for such consideration, in such manner, and generally on such terms and conditions as it thinks fit. Any contract for such disposal or acquisition by the Collateral Agent may contain conditions excluding or restricting the personal liability of the Collateral Agent.

8.3	For the Escrow Agent or the Note Disbursement Agent, as the case may be, to comply with the instructions of the Collateral Agent pursuant to Clause 8.1, it shall suffice that the Collateral Agent notifies the Escrow Agent or the Note Disbursement Agent, as the case may be, that it has given an Enforcement Notice to the Company, no inquiries or investigation on the cause or circumstances thereof or any other matter being required from the Escrow Agent or the Note Disbursement Agent, as the case may be. Save for its failure to verify that the notice received from the Collateral Agent states that the Collateral Agent has given an Enforcement Notice to the Company or act, upon receiving such notice, in strict accordance with the instructions of the Collateral Agent, the Escrow Agent or the Note Disbursement Agent, as the case may be, shall have no liability to any of the other parties to this Agreement as a consequence of performance by it hereunder other than as a result of its bad faith, gross negligence or wilful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

9.	APPLICATION OF MONEYS

All moneys received or recovered by the Collateral Agent pursuant to this Agreement or the powers conferred by it shall (subject to (a) the claims of any person having prior rights thereto, and (b) Clause 8.2) be applied by the Collateral Agent (notwithstanding any purported appropriation by the Company) in accordance with section 6.10 of the Indenture for the payment of the Secured Obligations.

10.	EFFECTIVENESS OF COLLATERAL

10.1	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any Collateral Agent’s Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Collateral Agent’s Right preclude any further or other exercise of that or any other Collateral Agent’s Right. The Collateral Agent’s Rights hereunder are cumulative to those provided by any other security in respect of the Secured Obligations and not exclusive of any remedies provided by law.

10.2	The Collateral Agent shall not be obliged, before exercising any Collateral Agent’s Right as against the Company (a) to make any demand of any Subsidiary Guarantor or any other person, (b) to take any action or obtain judgment in any court against the Company, any Subsidiary Guarantor or any other person, (c) to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Company, any Subsidiary Guarantor or any other person or (d) to enforce or seek to enforce any other security in respect of the Secured Obligations.

10.3	Until the satisfaction of the requirements set out in sections 10.03 and 10.06 of the Indenture in respect of the release of security, any payment, settlement or discharge hereunder shall be conditional upon no security or payment to the Collateral Agent by or on behalf of the Company and/or any other Subsidiary Guarantor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws and such payment, settlement or discharge shall in those circumstances be void and the security constituted by this Agreement and the obligations of the Company hereunder shall continue.

10.4	Notwithstanding any provision herein stipulating otherwise, the Collateral Agent shall as soon as reasonably practicable release the pledge over the Accounts once the requirements set out in clause 4.10 of the Escrow Agreement and clause 5.10 of the Note Disbursement and Account Agreement and sections 10.03 and 10.06 of the Indenture in respect of the release of security have been satisfied.

11.	CURRENCY CONVERSION AND INDEMNITY

11.1	For the purpose of or pending the discharge of any or all of the Secured Obligations, the Collateral Agent may convert any moneys received, recovered or realised or subject to application by the Collateral Agent pursuant to this Agreement from the currency of such moneys to another for such purpose and any such conversion shall be made at the Collateral Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Collateral Agent from time to time in the ordinary course of business) for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Collateral Agent.

11.2	If any sum (a “Sum”) due from the Company under this Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company;

(b)	obtaining or enforcing an order or judgment in any court or other tribunal; or

(c)	applying the Sum in satisfaction of any of the Secured Obligations,

the Company shall (through the Collateral Agent) within five (5) Business Days of demand indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the First Currency with the Second Currency at the time of receipt of such Sum.

12.	CLOSURE OF ACCOUNTS

The Company may direct the Collateral Agent to close (i) the Escrow Accounts when the entire Deposit therein has been transferred to the Note Proceeds Accounts and the Note Interest Reserve Accounts and, (ii) on or after Opening Date, the Note Proceeds Accounts, the Note Disbursement Accounts, the Note Interest Reserve Accounts and the Note Interest Accrual Accounts when the entire Deposit in each such Accounts has been transferred to the Revenue Account.

13.	PAYMENTS FREE OF DEDUCTION

All payments to be made by the Company under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

14.	SEVERABILITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

15.	DISCRETION AND DELEGATION

15.1	Any liberty or power which may be exercised or any determination which may be made hereunder by the Collateral Agent may, subject to the terms and conditions of the Transaction Documents, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons save that the Collateral Agent shall act in a reasonable manner if expressly required hereunder.

15.2	The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Collateral Agent itself or any subsequent delegation or revocation thereof.

16.	CHANGES TO PARTIES

16.1	The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Agreement.

16.2	The Collateral Agent may:

(a)	assign all or any of its rights under this Agreement; and

(b)	transfer all or any of its obligations (if any) under this Agreement,

to any successor Collateral Agent in accordance with the provisions of the Indenture, provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Agreement (which shall be assigned to such successor Collateral Agent pursuant to the terms of the Indenture). Upon such assignment or transfer taking effect, the successor Collateral Agent shall be and be deemed to be acting as agent of the Trustee for the purposes of this Agreement and in place of the former Collateral Agent.

16.3	Subject to the relevant provisions of the Transaction Documents, each Noteholder may assign all or any of its rights under this Agreement (whether direct or indirect) in accordance with the provisions of the Transaction Documents. It is acknowledged that none of the Noteholders has or shall have any obligation under this Agreement.

16.4	The Company irrevocably and unconditionally confirms that:

(a)	it consents to any assignment or transfer by any Noteholder of its rights and/or obligations made in accordance with the provisions of the Transaction Documents;

(b)	it shall continue to be bound by the terms of this Agreement, notwithstanding any such assignment or transfer; and

(c)	the assignee or transferee of such Noteholder shall acquire an interest in this Agreement upon such assignment or transfer taking effect.

17.	NOTICES

17.1	Any communication to be made under or in connection with this Agreement shall be made in writing but, unless otherwise stated, may be made by fax or letter.

17.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its signature below, or any substitute address, fax number or department or officer as the party may notify to the other party by not less than ten (10) Business Days’ notice.

17.3	Any communication or document made or delivered by one person to another under or in connection with this Agreement shall only be effective:

(a)	if delivered personally or by overnight courier, when left at the relevant address;

(b)	if by way of fax, when a transmission report is received by the person sending the fax; or

(c)	if by way of letter, when it has been left at the relevant address or ten (10) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 17.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Collateral Agent shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s signature below (or any substitute department or officer as the Collateral Agent shall specify for this purpose).

18.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Macau S.A.R.

19.	JURISDICTION

19.1	The Company irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Macau to settle any disputes (a “Dispute”) arising out of, or in connection with this Agreement (including without limitation a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

19.2	Each of the Collateral Agent, the Escrow Agent, the Note Disbursement Agent and, subject to Clause 20, the Trustee may take proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, each of the Collateral Agent, the Escrow Agent and the Note Disbursement Agent and, subject to Clause 20, the Trustee may take concurrent Proceedings in any number of jurisdictions.

19.3	The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

20.	EXERCISE OF RIGHTS

Notwithstanding anything contained in Clause 19.2 to the contrary, the Trustee will only exercise its rights under this Agreement through the Collateral Agent unless and until the appointment of the Collateral Agent ceases and no successor Collateral Agent is appointed under sections 10.11 and 10.12 of the Indenture.

IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

SCHEDULE 1

FORM OF NOTICE OF OPENING OF ACCOUNT AND PLEDGE

To:	[insert name of Escrow Agent and/ Note Disbursement Agent] (the “Escrow Agent” / “Note Disbursement Agent”)

To:	[insert name of Collateral Agent] (the “Collateral Agent”)

Date: [            ]

Dear Sirs,

1.	We refer to the agreement designated Pledge over Accounts, dated [insert date] entered into between ourselves with the Escrow Agent, the Note Disbursement Agent and the Collateral Agent (as agent for and on behalf of [insert name of Trustee] as trustee and the persons defined therein as Noteholders) (“Pledge over Accounts”).

2.	We hereby notify you, for the purposes of clause 3.3 of the Pledge over Accounts, that we intend to establish an account to be designated as [insert account designation] (“Designated Account”) with [the Escrow Agent / the Note Disbursement Agent][1] which will be pledged in favour of the Collateral Agent pursuant to the Pledge over Accounts.

3.	We note that [the Escrow Agent / the Note Disbursement Agent][2] is required to acknowledge the pledge of the Designated Account in favour of the Collateral Agent upon the establishment of the Designated Account.

4.	This notice is governed by the law of the Macau S.A.R.

Yours faithfully,

for and on behalf of
Studio City Finance Limited

[1]	Fill in as appropriate.
[2]	Fill in as appropriate.

SCHEDULE 2

FORM OF ACKNOWLEDGMENT OF PLEDGE

To:	[insert name of Collateral Agent] (the “Collateral Agent”)

cc.	Company

Company’s Macau Counsel

Date: [            ]

Dear Sirs,

5.	We refer to the agreement designated Pledge over Accounts, dated [insert date] entered into between ourselves as [Escrow Agent and Note Disbursement Agent][3], the Collateral Agent (as agent for and on behalf of [insert name of Trustee] as trustee and the persons defined therein as Noteholders) and Studio City Finance Limited (the “Company”) (the “Pledge over Accounts”).

6.	We hereby acknowledge, for the purposes of clause 3.3 of the Pledge over Accounts, that the Company has established account no. [account number] which has been designated as [insert account designation] (“Designated Account”) and that the Designated Account is pledged in favour of the Collateral Agent pursuant to the Pledge over Accounts.

7.	We hereby acknowledge and confirm to the Collateral Agent (for and on behalf of the Trustee and the benefit of the Noteholders) that we have not received notice of any previous pledges, assignments or charges of or over the Designated Account.

8.	We hereby further agree that we are not entitled to, and shall undertake not to, claim or exercise any lien, right of set-off, combination of accounts or other right, remedy or security with regard to:

(a)	moneys standing to the credit of the Designated Account or in the course of being credited to such Designated Account or any earnings; or

(b)	any securities, deposits, funds or other investments concerned with the Designated Account.

9.	It is noted at the Company shall have to provide to the Collateral Agent an Opinion of Counsel ten (10) Business Days after delivery of this acknowledgement to the Company and the Company’s Macau Counsel.

10.	This acknowledgment is governed by the law of the Macau S.A.R.

Yours faithfully,

for and on behalf of
Bank of China Limited, Macau Branch

[3]	Fill in as appropriate.

SCHEDULE 3

ACCOUNTS

Escrow Account	29-88-10-019694 29-88-30-007080
Notes Proceeds Accounts	29-88-10-019678 29-88-30-007098
Notes Interest Accrual Accounts	29-88-10-019652 29-88-30-007111
Notes Interest Reserve Accounts	29-88-10-019660 29-88-30-007103
Notes Disbursement Accounts	29-88-10-019644 29-11-20-000606 29-88-30-007129

IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

For and on behalf of Studio City Finance Limited

Chung, Yuk Man

Address:	c/o	36/F, The Centrium,
60 Wyndham Street,
Central,
Hong Kong

Fax:	+852 2537 3618

Telephone:	+852 2598 3600

Attention:	Company Secretary

For and on behalf of DB TRUSTEES (HONG KONG) LIMITED

Bernardo Paiva Morão	Hernâni Rouxinol

Address:	Level 52, International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong

Attention:	Managing Director

Fax:	+852 2203 7320

For and on behalf of BANK OF CHINA LIMITED, MACAU BRANCH

(as Escrow Agent and as Note Disbursement Agent)

Wong, Iao Kun

Address:	Avenida Dr. Mário Soares, n.º 323
Edifício Banco da China
Macau

Attention:	Mr. James Wong / Ms. Amy Cheong

Fax:	+853 8792 1659